Exhibit 10.1

Execution Copy

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “First Amendment”) is entered into by and between CCUR Holdings, Inc. (fka Concurrent Computer Corporation), a Delaware corporation (“CCUR”), and Warren Sutherland (the “Employee”), on the 30th day of January 2018 (the “Effective Date”).

RECITALS:

WHEREAS, CCUR and Employee are parties to that certain Employment Agreement dated May 15, 2017 (the “Agreement”); unless otherwise noted, all section references used herein are to the specific sections of the Agreement, pursuant to which CCUR has employed Employee; and

WHEREAS, CCUR and Employee now mutually desire to amend certain terms and conditions of the Agreement.

WITNESSETH:

NOW THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CCUR and Employee hereby agree as follows:

1.	Capitalized Terms. All capitalized terms used in this Amendment that are not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.	Acknowledgment of Change of Control. The parties hereto hereby acknowledge that effective December 31, 2017, there was a “change of control,” as such term is defined in the Concurrent Computer Corporation 2011 Stock Incentive Plan.

3.	Position; Duties; Responsibilities. Section 2 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting the following in lieu thereof:

‘The term of employment hereunder shall commence on the date of the Agreement and continue until such employment ceases upon the earlier to occur of (i) December 31, 2018, and (ii) any of the occurrences contemplated by Sections 4.1 through 4.7, inclusive (such period, the “Term”).”

4.	Termination by the Company other than for Due Cause.” Section 4.4 of the Agreement is hereby amended by deleting in its entirety the first sentence of the second paragraph thereof and substituting the following in lieu thereof:

“For purposes of the foregoing, “Severance Compensation” shall consist of (a) salary continuation payments for a period of 12 months from the date of such termination (the “Salary Continuation Period”), at a salary in effect, pursuant to Section 3.1 above, immediately prior to such termination, (b) the amount, if any, paid as an annual bonus in the year preceding the Employee’s termination of employment, and (c) COBRA continuation coverage under the Company’s hospitalization and medical plan (the “Health Plan”) for Employee and his eligible dependents who were covered under the Health Plan at the time of his termination as required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), but during the Salary Continuation Period, Employee shall be eligible to continue such coverage at the same premium charged to active employees during such period.”

5.	Termination Following Change of Control. Section 4.5 of the Agreement is hereby amended by deleting in its entirety the first sentence of the second paragraph thereof and substituting the following in lieu thereof:

“(a)       If there is a “change of control” (as defined in the Concurrent Computer Corporation 2011 Stock Incentive Plan), and within one year after such “change of control,” the Employee’s employment is terminated by the Company (other than for Due Cause, death or Continuing Disability), subject to executing a release in a form acceptable to the Company and such release becoming irrevocable, the Employee will be entitled to (i) salary continuation payments for a period of 12 months from the date of such termination, at a salary in effect, pursuant to Section 3.1 above, immediately prior to such termination, (ii) the amount, if any, paid as an annual bonus in the year preceding the Employee’s termination of employment, and (iii) COBRA continuation coverage under the Company’s Health Plan for Employee and his eligible dependents who were covered under the Health Plan at the time of his termination, but during the 12-month period following Employee’s termination, Employee shall be eligible to continue such coverage at the same premium charged to active employees during such period.

(b)       If there is a “change of control” (as defined in the Concurrent Computer Corporation 2011 Stock Incentive Plan), and within one year after such “change of control,” the Employee has a constructive termination of employment without Due Cause pursuant to Section 4.6 below, subject to executing a release in a form acceptable to the Company and such release becoming irrevocable, the Employee will be entitled to (i) salary continuation payments for a period of (A) 9 months in the event that Employee provides written notice of a constructive termination to the Company prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, or (B) 12 months in the event that Employee provides written notice of a constructive termination to the Company at any time during the period commencing on the day following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and ending on December 31, 2018, in either instance at a salary in effect, pursuant to Section 3.1 above, immediately prior to providing such notice, (ii) the amount, if any, paid as an annual bonus in the year preceding the Employee’s termination of employment, and (iii) COBRA continuation coverage under the Company’s Health Plan for Employee and his eligible dependents who were covered under the Health Plan at the time of his termination, but during the 9-month or 12-month period following Employee’s termination as the case may be, Employee shall be eligible to continue such coverage at the same premium charged to active employees during such period.

(c)       The salary continuation payments pursuant to Section 4.5(a) and (b) above, shall be made in substantially equal installment payments on each regularly scheduled Pay Date, beginning with the first Pay Date following the thirtieth (30th) day after the date of the Employee’s Separation from Service, but with the first payment being a lump sum payment covering all payments periods from the date of the Employee’s Separation from Service through the date of such first payment. To the extent applicable, such payments shall be subject to the payment restrictions set forth in the third paragraph of Section 4.4.”

6.	Constructive Termination of Employment by the Company without Due Cause. Section 4.6 of the Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

“Anything to the contrary notwithstanding, if the Company:

(a)	demotes of otherwise elects or appoints the Employee to a lesser office that set forth in Section 2.1; or

(b)	causes a material change in the nature or scope of the authorities, duties or responsibilities attached to the Employee’s position as described in Section 2.1; or

(c)	materially decreases the Employee’s salary or annual bonus opportunity below the most recent level provided for by the terms of Section 3.1 and 3.2; or

(d)	commits any other material breach of this Agreement; or

(e)	fails to renew this Agreement or enter into a new agreement contemplating the employment of Employee on mutually-satisfactory terms and conditions,

then such action (or inaction) by the Company, unless consented to in writing by the Employee, shall constitute a constructive termination of the Employee’s employment. If, at any time prior to December 31, 2018, Employee learns of the action (or inaction) described herein as a basis for a constructive termination of employment, the Employee (unless he has given written consent thereto) notifies the Company in writing that he wishes to effect a constructive termination of his employment pursuant to this Section 4.6, and such action (or inaction) is not reversed or otherwise remedied by the Company within 30 days following receipt by the Company of such written notice, then effective at the end of such 30-day period, the employment of the Employee hereunder shall be deemed to have been terminated by the Company other than for Due Cause pursuant to Section 4.5 above, and the Employee shall (subject to the terms and conditions set forth in such section, including executing a release in a form acceptable to the Company, and such release becoming irrevocable) be entitled to the compensation and other benefits set forth in Section 4.5(b) above.

7.	No Other Amendments. Except as amended hereby, the Agreement and all provisions, terms, and conditions of thereof, shall remain unchanged and is hereby ratified by the parties. In the event of any conflict in the terms of this First Amendment, and the typed, printed or handwritten provisions of the Agreement, the terms of this First Amendment shall control.

8.	Capitalized Terms. Capitalized terms used herein shall have the same meaning ascribed to them in the Agreement, unless defined herein.

9.	Captions. The captions contained in this First Amendment are for convenience and reference only and in no event define, describe or limit the scope or intent of this First Amendment or any of the provisions or terms thereof.

10.	Counterparts; Electronic Signatures. This First Amendment may be executed in duplicate counterparts, each of which collectively shall be deemed an original. Faxed or e-mailed signatures shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

CCUR Holdings, Inc.

By:	/s/ Wayne Barr, Jr.
Wayne Barr, Jr.
Chairman

/s/ Warren Sutherland
Warren Sutherland

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